Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul H. Fischer and Douglas J. Swirsky, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead in any and all capacities, to sign the report and any and all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Wayne T. Hockmeyer, Ph.D.	Director	March 12, 2009
Wayne T. Hockmeyer, Ph.D.

/s/Zola Horovitz, Ph.D.	Director	March 11, 2009
Zola Horovitz, Ph.D.

/s/William N. Kelley, M.D.	Director	March 10, 2009
William N. Kelley, M.D.

/s/ Kevin M. Rooney	Director	March 11, 2009
Kevin M. Rooney

/s/ Joshua Ruch	Director	March 11, 2009
Joshua Ruch

/s/ Marc R. Schneebaum	Director	March 11, 2009
Marc R. Schneebaum